Exhibit 99.1

KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS NET INCOME IN 2014 THIRD QUARTER RESULTS

BRIDGETON, MO – November 10, 2014 – Katy Industries, Inc. (OTC BB: KATY) today reported net income in the third quarter of 2014 of $1.4 million, or $0.17 per basic ($0.05 per diluted) share versus net income of $0.2 million, or $0.02 per basic ($0.00 per diluted) share, in the third quarter of 2013.  Income from continuing operations was $1.4 million in the third quarter of 2014 compared to income of $0.2 million in the third quarter of 2013. Operating income was $1.5 million, or 5.8% of net sales, in the third quarter of 2014, compared to income of $0.4 million, or 2.0% of net sales, for the same period in 2013.

Financial highlights for the third quarter of 2014, as compared to the same period in the prior year, included:

•	Net sales in the third quarter of 2014 were $26.5 million, an increase of $5.7 million, or 27.3%, compared to the same period in 2013. The increase was a result of the acquisition of Ft. Wayne Plastics (“FWP”); which contributed $4.4 million in net sales for the three months ended September 26, 2014, and increased demand in our Continental business unit.

•	Gross margin was 18.8% in the third quarter of 2014, an increase from 17.3% in the third quarter of 2013. The increase in gross margin was primarily a result of a mix of higher margin product sales and operational efficiencies.

•	Selling, general and administrative (”SG&A”) expenses increased from $3.0 million in the third quarter of 2013 to $3.5 million in the third quarter of 2014. The increase was primarily due to the first quarter acquisition of FWP, which increased SG&A expenses for the three months ended September 26, 2014, and better casualty insurance experience during the three months ended September 27, 2013 as compared to the three months ended September 26, 2014.

 The Company reported net income for the nine months ended September 26, 2014 of $3.1 million, or $0.38 per basic ($0.11 per diluted) share, versus a net loss of $0.5 million, or $0.06 per share, for the nine months ended September 27, 2013. Income from continuing operations was $3.1 million for the nine months ended September 26, 2014 compared to a loss of $0.9 million for the nine months ended September 27, 2013. Operating income was $1.4 million, or 2.0% of net sales, for the nine months ended September 26, 2014, compared to a loss of $0.3 million, or 0.1% of net sales, for the nine months ended September 27, 2013.

Financial highlights for the nine months ended September 26, 2014, as compared to the nine months ended September 27, 2013, included:

•	Net sales for the nine months ended September 26, 2014 were $72.1 million, an increase of $12.3 million, or 20.5%, compared to the same period in 2013. The increase was a result of the acquisition of FWP, which contributed $9.6 million in net sales for the nine months ended September 26, 2014, and increased demand in our Continental business unit. The increase in net sales was partially offset, however, by a volume shortfall in our Wilen business unit and two less shipping days in the first nine months of 2014 versus the first nine months of 2013. Gross margin was 16.7% for the nine months ended September 26, 2014, an increase of 90 basis points from the same period a year ago. The increase was primarily a result of higher margins on the sales mix in our Continental business unit.

•	Selling, general and administrative expenses were $10.6 million for the first nine months of 2014 as compared to $9.2 million for the first nine months of 2013. The increase was primarily due to the acquisition of FWP for the nine months ended September 26, 2014, which was partially offset by better casualty insurance experience and one-time settlements received during the nine months ended September 27, 2013.

•	Income tax benefit for the nine months ended September 26, 2014 includes a benefit as a result of the acquisition of FWP. The Company recorded deferred tax liabilities of $2.4 million which reduced its net deferred tax assets. The reduction in deferred tax assets caused a release of a valuation allowance of $2.3 million.

Cash provided by operating activities before changes in operating assets and liabilities was $2.7 million in the first nine months of 2014 as compared to $1.1 million in the same period of 2013.  Changes in operating assets and liabilities from continuing operations used $5.7 million in the first nine months of 2014 as compared to $0.7 million in the same period of 2013. The increase in usage is primarily attributable to an increase in accounts receivables and inventory, which was partially offset by an increase in accounts payable.

Debt at September 26, 2014 was $22.0 million, versus $7.7 million at December 31, 2013.
 “We are pleased to report net income for a third consecutive quarter” stated David J. Feldman, Katy’s President and Chief Executive Officer.  “The acquisition of FWP has been a great addition to our company and we expect to realize ongoing benefits as we continue to implement our strategic operational plans.”

Non-GAAP Financial Measures

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulatory actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2013. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products and consumer home products.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 26, 2014	September 27, 2013	September 26, 2014	September 27, 2013

Net sales	$26,543	$20,852	$72,077	$59,817
Cost of goods sold	21,549	17,246	60,020	50,364
Gross profit	4,994	3,606	12,057	9,453
Selling, general and administrative expenses	3,451	2,951	10,633	9,236
Severance, restructuring and related charges	-	-	-	321
Loss on disposal of assets		230		230
Operating income (loss)	1,543	425	1,424	(334)
Interest expense	(229)	(302)	(786)	(678)
Other, net	40	66	117	137
Income (loss) from continuing operations before income tax benefit (expense)	1,354	189	755	(875)
Income tax (expense) benefit from continuing operations	(4)	(4)	2,303	(17)
Income (loss) from continuing operations	1,350	185	3,058	(892)
(Loss) income from operations of discontinued business (net of tax)	-	(14)	-	373
Net income (loss)	$1,350	$171	$3,058	$(519)

Net income (loss)	$1,350	$171	$3,058	$(519)
Other comprehensive loss
Foreign currency translation	(43)	(34)	(75)	(45)
Total comprehensive income (loss)	$1,307	$137	$2,983	$(564)

Income (loss) income per share of common stock - Basic
Income (loss) from continuing operations	$0.17	$0.02	$0.38	$(0.11)
Discontinued operations	-	-	-	0.05
Net income (loss)	$0.17	$0.02	$0.38	$(0.07)

Income (loss) income per share of common stock - Diluted
Income (loss) from continuing operations	$0.05	$0.01	$0.11	$(0.12)
Discontinued operations	-	(0.01)	-	0.05
Net income (loss)	$0.05	$(0.00)	$0.11	$(0.06)

Weighted average common shares outstanding:
Basic	7,951	7,951	7,951	7,951
Diluted	26,810	26,810	26,810	7,951
Other Information:

LIFO adjustment expense	$19	$(9)	$251	$179

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

	September 26, 2014	December 31, 2013
Assets
Current assets:
Cash	$399	$708
Accounts receivable, net	11,719	7,206
Inventories, net	17,804	10,004
Other current assets	777	663
Assets held for sale	-	74
Total current assets	30,699	18,655

Other Assets:
Goodwill	2,556	-
Intangibles, net	3,958	-
Other	1,895	1,375
Total other assets	8,409	1,375

Property and equipment	60,424	55,495
Less: accumulated depreciation	(50,008)	(48,533)
Property and equipment, net	10,416	6,962

Total assets	$49,524	$26,992

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$9,507	$5,983
Book overdraft	361	264
Accrued expenses	9,527	8,473
Payable to related party	3,525	2,750
Deferred revenue	186	186
Revolving credit agreement	22,043	7,706
Total current liabilities	45,149	25,362

Deferred revenue	170	316
Other liabilities	3,702	3,794
Total liabilities	49,021	29,472

Stockholders' equity (deficit):
Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,110	27,110
Accumulated other comprehensive loss	(923)	(848)
Accumulated deficit	(122,325)	(125,383)
Treasury stock	(21,437)	(21,437)
Total stockholders' equity (deficit)	503	(2,480)

Total liabilities and stockholders' equity	$49,524	$26,992

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)

	Nine Months Ended
	September 26, 2014	September 27, 2013
Cash flows from operating activities:
Net income (loss)	$3,058	$(519)
Income from discontinued operations	-	373
Income (loss) from continuing operations	3,058	(892)
Depreciation and amortization	1,655	1,550
Amortization of debt issuance costs	272	155
Stock-based compensation	50	15
Loss on sale or disposal of assets	-	230
Deferred income taxes	(2,318)	-
	2,717	1,058
Changes in operating assets and liabilities:
Accounts receivable	(2,985)	(1,830)
Inventories	(6,395)	(742)
Other assets	(65)	379
Accounts payable	2,912	1,390
Accrued expenses	843	265
Payable to related party	375	375
Deferred revenue	(147)	(155)
Other	(275)	(393)
	(5,737)	(711)

Net cash (used in) provided by continuing operations	(3,020)	347
Net cash provided by discontinued operations	74	1,133
Net cash (used in) provided by operating activities	(2,946)	1,480

Cash flows from investing activities:
Payment for acquisition, net of cash received	(10,774)	-
Capital expenditures	(642)	(391)
Net cash used in continuing operations	(11,416)	(391)
Net cash provided by discontinued operations	-	1,913
Net cash (used in) provided by investing activities	(11,416)	1,522

Cash flows from financing activities:
Net borrowings	14,337	(2,193)
Loan from related party	400	-
Decrease in book overdraft	97	(303)
Direct costs associated with debt facilities	(672)	-
Net cash provided by (used in) financing activities	14,162	(2,496)

Effect of exchange rate changes on cash from continuing operations	(109)	(49)
Effect of exchange rate changes on cash from discontinued operations	-	(16)
Effect of exchange rate changes on cash	(109)	(65)

Net decrease in cash	(309)	441
Cash, beginning of period	708	621
Cash, end of period	$399	$1,062